EXHIBIT 5.1

December 5, 2003

Health & Nutrition Systems International, Inc.
3750 Investment Lane, Suite 5
West Palm Beach, Florida 33407

     Re: Registration Statement on Form S-8

Gentlemen:

     You have requested our opinion with respect to the offering by you, Health & Nutrition Systems International, Inc., a Florida corporation (the "Company"), of up to 2,500,000 common shares, $.001 par value, ("Common Shares"), of the Company's Common Stock under the 1998 Stock Option Plan (the "Plan"), which issuance is being registered with the Securities and Exchange Commission pursuant to a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act").

     We have examined and relied on originals or copies, certified or otherwise identified as being true copies, of all such records of the Company, all such agreements, certificates of public officials, certificates of officers and representatives of the Company and others, opinions of counsel, documents, papers, statutes, and authorities as we deemed necessary, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinions hereinafter set forth, without limitation, including the following:

o A copy of the Company's Articles of Incorporation, as amended o A copy of the Company's By-Laws o The 1998 Stock Option Plan o The Registration Statement and related documents o The corporate minute book of the Company

     We have assumed the genuineness of all signatures and the conformity to original documents of all copies. As to various questions of fact material to our giving this opinion, we have relied upon statements and certificates of officers and representative of the Company and others.

     Based upon the foregoing, we are of the opinion that the Common Shares have been duly and validly authorized and, when sold, paid for and issued as contemplated by the Plan or the Option Agreement, as the case may be, and the Registration Statement, the Common Shares will be legally issued, fully paid and non-assessable.

     The foregoing opinion is rendered subject to the qualifications that we are members of the Florida bar. The foregoing opinion is limited to the laws of the State of Florida and the federal laws of the United States insofar as they bear on the matters covered hereby.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and to the use of our name as your counsel in connection with the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated under the Act.

                                                     Very truly yours,

                                                     /s/Greenberg Traurig, P.A.
                                                     --------------------------
                                                     Greenberg Traurig, P.A.